EXHIBIT 10.8
Salesforce, Inc.
Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Salesforce, Inc. (the “Company”), is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s stockholders. The Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries. Directors who are employees or officers of the Company or its subsidiaries do not receive additional compensation for their service on the Board. All equity-based awards payable under this Policy will be issued pursuant to the terms of the Company’s 2013 Equity Incentive Plan or any successor plan.

Type of Compensation	Equity-Based Compensation
1.Annual Board Retainer RSU
Type:
Automatic annual grant of restricted stock units (“RSUs”), no cash compensation.

Grant date value:
$395,000. The dollar value of the Annual Board Retainer RSU shall be determined by multiplying the number of shares underlying the RSUs times the closing price per share of the Company’s common stock on the date of grant or, if not a trading day, the preceding trading day. For directors who join the Board after February 1, the value of the award will be prorated by multiplying $395,000 by a fraction with a numerator equal to the number of days remaining in the fiscal year following the grant date of the award and a denominator equal to 365.

Vesting Schedule:
The Board Retainer RSUs will vest in four equal quarterly installments, with vesting on the 22nd of each of February, May, August and November of each year, subject to each director’s continued service on such date. Vesting will fully accelerate upon death, disability or a change in control. For directors who join the Board after February 1, vesting will be prorated equally over the remaining quarterly vesting dates in the fiscal year following the grant date of the award.

Date of Grant:
February 1 of each year. For directors who join the Board after February 1, the date of grant will be the first day of the month following the month in which the director joins the Board.

2. Lead Director Fee
Type:
Automatic quarterly cash payment of $7,500.

Payment Timing:
Payment earned on February 1, May 1, August 1 and November 1 of each year with payment occurring as soon as administratively practicable after each such date

3. Chairperson Fee
a. Audit Committee
Type:
Automatic quarterly cash payment of $10,000.

Payment Timing:
Payment earned on February 1, May 1, August 1 and November 1 of each year with payment occurring as soon as administratively practicable after each such date.

b. All Other Permanent Committees
Type:
Automatic annual quarterly payment of $5,000.

Payment Timing:
Payment earned on February 1, May 1, August 1 and November 1 of each year with payment occurring as soon as administratively practicable after each such date.

4. Administration
The Board, with the assistance of the Nominating & Corporate Governance Committee, administers the Policy and may amend the Policy at any time. A non-employee director may decline all or any portion of his or her compensation by giving notice to the Company prior to, as the case may be, the date cash is to be paid or equity awards are to be granted.

5. Expenses
The Company will reimburse all necessary and reasonable out-of-pocket expenses (including, but not limited to, travel, food and lodging) incurred by non-employee directors in attending meetings of the Board or any committee or otherwise in connection with their service on the Board, subject to any applicable Company policies that may be in effect from time to time.